Exhibit 99.1

GMXR

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION CONTACT

Alan Van Horn

Manager, Investor Relations

(405) 254-5839

GMX RESOURCES INC. ANNOUNCES THIRD QUARTER 2010 FINANCIAL AND OPERATING RESULTS AND THIRD QUARTER INTERIM PROVED RESERVES

Oklahoma City, Oklahoma, Monday, November 8, 2010 GMX RESOURCES INC., NYSE: ‘GMXR’ (“GMXR” or the “Company”) today reported operational and financial results for the third quarter and nine months ended September 30, 2010. (visit www.gmxresources.com for more information on the Company)

Financial and Operating Highlights for the Third Quarter 2010 and Recent Events

•	Adjusted net income available to common shareholders per fully diluted share was $0.03 and $0.16 for the three and nine months ended September 30, 2010, respectively.

•	Adjusted EBITDA of $16.6 million and $45.0 million for three and nine months ended September 30, 2010, respectively, compared to $16.7 million and $49.9 million for the respective periods in 2009.

•

Discretionary cash flow of $12.4 million and $34.4 million for three and nine months ended September 30, 2010, respectively, compared to $13.7 million and $38.9 million for the respective periods in 2009.

•

Natural gas and oil production volumes increased by 8% to 4.65 billion cubic feet of natural gas equivalent (“Bcfe”) in the third quarter 2010 compared to 4.31 Bcfe in the second quarter 2010, and increased by 21% to 12.16 Bcfe in the first nine months of 2010 compared to 10.02 Bcfe in the nine months ended September 30, 2009.

•

Lease operating expenses were $0.60 per Mcfe and $0.67 per Mcfe for the three and nine months ended September 30, 2010, respectively, compared to $0.78 and $0.86 per Mcfe for the three and nine months ended September 2009, respectively.

•	Estimated total proved reserves as of September 30, 2010 were 442.3 Bcfe based on SEC pricing, an increase of 24% from December 31, 2009.

•	The Company is in negotiations to sublease two H&P FlexRigs™, one of which is currently being subleased through January 2011, further reducing the capital commitments of the Company.

•	Adjusted net income available to common shareholders, adjusted EBITDA and discretionary cash flow are non GAAP measures that are further described and reconciled below in this press release.

Financial Results for the Third Quarter 2010

The Company reported net income applicable to common shareholders of $2.2 million ($0.08 per basic and fully diluted share) and $3.0 million ($0.11 per basis and fully diluted share) for the three and nine months ended September 30, 2010, respectively, compared to a net loss applicable to common shareholders of $2.5 million ($0.12 per basic and fully diluted share) and $137.1 million

($7.52 per basis and fully diluted share) for the three and nine months ended September 30, 2009, respectively.

Adjusted net income available to common shareholders, a non-GAAP measure adjusting for non-cash items set forth below, was $1.0 million ($0.03 per basic and fully diluted share) and $4.4 million ($0.16 per basic and fully diluted share) for the three and nine months ended September 30, 2010, respectively:

(in thousands, except for per share amounts)	Three Months Ending September 30, 2010		Nine Months Ending September 30, 2010
	Amount	Per share(1)	Amount	Per share(1)

Net income applicable to common shareholders	$2,168	$0.08	$3,006	$0.11
Adjustments:
Deferred income tax valuation allowance	(2,934)	(0.11)	(6,354)	(0.22)
One time severance costs(2)	—	—	1,525	0.05
Ineffectiveness of cash flow hedges	116	—	1,373	0.05
Unrealized (gain)loss on derivative contracts	(10)	—	103	—
Non-cash interest expense(3)	1,613	0.06	4,756	0.17

Adjusted net income applicable to common shareholders	$953	$0.03	$4,409	$0.16

(1)	Per share amounts are calculated on a fully diluted basis.
(2)	One time compensation costs were incurred due to the resignation of certain operation personnel in March 2010 and include approximately $0.6 million in cash costs and $0.9 million in non-cash compensation costs related to the acceleration of vesting for restricted stock and stock options.
(3)	Non-cash interest expense is comprised of the amortization of discounts related to our convertible notes, share lending agreement and deferred premiums on derivative instruments

The following table summarizes certain key operating and financial results for the three and nine months ended September 30, 2010 and 2009:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
Production:
Oil (MBbls)	28	25	91	71
Natural gas (MMcf)	3,322	4,503	9,477	11,734
Gas equivalent production (MMcfe)	3,491	4,654	10,024	12,161
Average daily (MMcfe)	37.9	51.1	36.7	44.7

Average Sales Price:

Oil (per Bbl)
Wellhead price	$63.93	$73.65	$51.18	$75.00
Effect of hedges, excluding gain or loss from ineffectiveness of derivatives	16.89	—	21.11	—

Total	$80.82	$73.65	$72.29	$75.00

Natural gas (per Mcf)
Wellhead price	$3.44	$3.84	$3.63	$4.14
Effect of hedges, excluding gain or loss from ineffectiveness of derivatives	2.84	1.29	2.83	1.43

Total	$6.28	$5.13	$6.46	$5.57

Average sales price, excluding gain or loss from ineffectiveness of derivatives (per Mcfe)	$6.63	$5.36	$6.77	$5.82
Operating and Overhead Costs (per Mcfe):
Lease operating expenses	$0.78	$0.60	$0.86	$0.67
Production and severance taxes	0.08	(0.12)	(0.11)	0.04

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
General and administrative	1.38	1.43	1.45	1.65
Other Items:

Operating cash flow ($ in thousands)	$20,831	$18,502	$41,409	$40,972

Operating cash flow per Mcfe	$5.97	$3.98	$4.13	$3.37

Net income attributable to GMXR ($ in thousands)	$(1,381)	$3,324	$(133,601)	$6,475
Net income attributable to common shareholders ($ in thousands)	$(2,537)	$2,168	$(137,070)	$3,006
Earnings per share (fully diluted)	$(0.12)	$0.08	$(7.52)	$0.11

Total production for the third quarter of 2010 of 4.65 Bcfe represents a 33% increase in production compared to the third quarter of 2009 and a 8% sequential increase in quarterly production compared to the second quarter of 2010. This sequential production growth also reflected a 10% growth in Haynesville/Bossier (“H/B”) horizontal (“Hz”) production. The increase in natural gas production resulted from production related to 23 producing H/B Hz wells that were on-line at September 30, 2010. During the third quarter of 2010, the Company brought on-line three H/B Hz wells, and production from H/B Hz wells accounted for 64% of total production in the third quarter of 2010 compared to 40% in the third quarter of 2009.

Oil and gas sales net of gain or loss from non-cash derivative ineffectiveness in the three months ended September 30, 2010 increased 8% to $24.8 million compared to $23.1 million for the three months ended September 30, 2009. Ineffectiveness of derivatives reduced oil and gas sales by $116,000 and $72,000 for the three months ended September 30, 2010 and 2009, respectively, and is the result of a difference in the fair value of the Company’s cash flow hedges and the fair value of the projected cash flows of a hypothetical derivative based on the Company’s expected sales point. The increase in oil and natural gas sales was due to a 33% increase in production offset by a 19% decrease in the average realized price of oil and natural gas, excluding non-cash ineffectiveness of hedging activities.

In the three months ended September 30, 2010, as a result of hedging activities but excluding non-cash derivative ineffectiveness, we recognized an increase in natural gas sales of $5.8 million compared to an increase in natural gas and oil sales of $9.4 million and $0.5 million, respectively, in the third quarter of 2009. In the third quarter of 2010, hedging, excluding ineffectiveness, increased the average natural gas sales price by $1.29 per Mcf compared to an increase in natural gas and oil sales price of $2.84 per Mcf and $16.89 per Bbl, respectively, in the third quarter of 2009. The Company did not recognize any oil related hedging activities in oil and gas sales in the three months ended September 30, 2010.

Lease operations expense increased $0.1 million, or 3%, in the three months ended September 30, 2010 to $2.8 million, compared to $2.7 million for the three months ended September 30, 2009. Lease operations expense on an equivalent unit of production basis decreased $0.18 per Mcfe in the three months ended September 30, 2010 to $0.60 per Mcfe, compared to $0.78 per Mcfe for the three months ended September 30, 2009. The decrease in lease operating expenses on an equivalent unit basis resulted from an increase in H/B Hz well production and cost control measures implemented during 2010.

The State of Texas grants an exemption of severance taxes for wells that qualify as “high cost” wells. Certain wells, including all of our H/B Hz wells, qualify for full severance tax relief for a period of ten years or recovery of 50% of the cost of drilling and completion, whichever is less. As a result, refunds for severance tax paid to the State of Texas on wells that qualify for reimbursement are recognized as accounts receivable and offset severance tax expense for the amount refundable. Production and severance taxes decreased 307% to a benefit of $0.6 million in the three months ended September 30, 2010 compared to an expense of $0.3 million in the three months ended September 30, 2009, as a result of the Company recording production and severance tax refunds of $1.5 million.

General and administrative expense for the three months ended September 30, 2010 was $6.7 million compared to $4.8 million for the three months ended September 30, 2009, an increase of $1.9 million or 38%. General and administrative expense per equivalent unit of production was $1.43 per Mcfe for the third quarter of 2010 compared to $1.38 per Mcfe for the comparable period in 2009. This increase is a result of the Company recognizing an increase of $1.2 million of payroll expenses related to the hiring of additional personnel compared to the same period in prior year. In addition, there were general increases of $0.7 million in other general and administrative expenses (office expenses, professional fees, travel, etc.). General and administrative expenses include $1.1 million and $1.4 million of non-cash compensation expense as of the three months ended September 30, 2010 and 2009, respectively. Non-cash compensation represented 18% and 29% of total general and administrative expenses for the three months ended September 30, 2010 and 2009, respectively. General and administrative expense has not historically varied in direct proportion to oil and natural gas production because certain types of general and administrative expenses are either non-recurring or relatively fixed in nature. The Company expects cash general and administrative expenses on a per Mcfe basis to decrease as production increases.

Capital Resources and Liquidity Update

As of September 30, 2010, we had cash and cash equivalents of $4.1 million and a working capital deficit of $7.6 million. Through the period ended September 30, 2010, we have funded our operating expenses and capital expenditures through positive operating cash flows and draws of $65 million on our revolving bank credit facility that has a current borrowing base of $130 million. Prior to 2010, we have historically generated cash through the same means, as well as financing from our 5.0% and 4.5% convertible debt instruments, which currently have carrying values of $117.8 million and $74.7 million, respectively as of September 30, 2010.

We continually review our drilling and capital expenditure plans and may change the amount we spend based on industry conditions and the availability of capital. In the first nine months of 2010, our capital expenditures were $136.8 million of which $130.4 million was primarily used for drilling and completing H/B Hz wells, H/B acreage acquisitions, land related activities and infrastructure.

We may continue to revise our capital expenditures during 2010 and 2011 depending on our ability to continue to sublease two or more of our contracted Helmerich & Payne FlexRigs™ (“FlexRigs”) and the availability of stimulation services used to complete our H/B Hz wells. We continue to seek additional frac dates through multiple service companies. Our capital expenditures, production and revenues could all vary if we are able to obtain additional frac dates during the fourth quarter of 2010.

The Company previously announced its intent to sublease an additional FlexRig3™ in our fleet in order to more properly align our drilling efficiencies with available stimulation services and to manage our liquidity. Currently, the Company is drilling with two (Rig 1 and Rig 2) of its four contracted FlexRig3 rigs and has the other two rigs (Rig 3 and Rig 4) on sublease contracts. The sublease contract for Rig 4 expires in March 2013 and the agreement for Rig 3 expires in January 2011. The Company expects to complete a new sublease agreement for Rig 2 that will run from January 2011 until July 2011with an option to extend six months until December 2011. Rig 3 due back in January

2011 will be re-subleased until April 2012. These two new leases will allow the Company to run one rig from January 2011 until at least July 2011.

In order to protect the Company against the financial impact of a decline in natural gas prices, the Company has an active rolling three year hedging program. The Company has bought puts in place that protect 3.7 Bcf for fourth quarter 2010 natural gas production at an average floor price of $6.35. In addition, the Company bought puts in place that protect 14.9 Bcf and 16.7 Bcf of natural gas production in 2011 and 2012, respectively, at average floor prices of $6.14 and $6.08. The Company has also sold put options that would reduce the average floor price if the monthly natural gas contract settlement price is below $4.36 for fourth quarter 2010, $4.22 for 2011 and $4.13 for 2012. If the monthly natural gas contract settlement price is below the average sold put price, the Company will receive the monthly natural gas contract settlement price plus $1.99 in the fourth quarter of 2010, $1.92 in 2011, and $1.95 in 2012.

As of September 30, 2010, we had $65 million drawn on our revolving bank credit facility that has a borrowing base of $130 million. On July 8, 2010, we completed our semi-annual redetermination of our revolving bank credit facility borrowing base in which we reaffirmed the borrowing base of $130 million, extended the maturity date to August 1, 2012 which can be extended automatically to July 8, 2013 under certain circumstances and modified our Total Net Debt to EBITDA financial covenant. Our next semi-annual redetermination is scheduled to be completed in November 2010 based on the proved reserve information discussed below. As of September 30, 2010, we were in compliance with all financial covenants under our revolving bank credit facility.

Proved Reserves at End of Third Quarter 2010

GMXR’s total estimated proved reserves for natural gas and crude oil reserves as of September 30, 2010 were 442.3 Bcfe, consisting of 3.6 million barrels (MMBbls) of crude oil and 420.5 billion cubic feet (Bcf) of natural gas, as prepared in accordance with the definitions and guidelines of the U.S. Securities and Exchange Commission (SEC).

The Company’s total estimated proved reserves as of September 30, 2010 are based in part on an audit of our proved developed producing (“PDP”) H/B reserves consisting of 24 drilled and completed H/B Hz wells as of October 1, 2010 by the independent petroleum engineering consulting firm of DeGolyer and MacNaughton (“D&M”). Additionally D&M provided an estimate of the proved undeveloped reserves of a typical well to be drilled in our H/B acreage, which includes related guidance for booking proved undeveloped reserves (“PUD’s”) for our planned longer lateral lengths. That guidance contemplates revised completion practices by the Company. The report regarding estimates for a typical H/B well of this type concludes an estimated ultimate recovery (EUR) of 6.452 million cubic feet (Bcf) for a 6,460 foot lateral with the limitation of booked offsets to 1,000 foot spacing. The report notes that estimated reserves for a specific well may vary from the typical well studied. The audit report of our PDP H/B reserves and report regarding estimated reserves for a typical H/B PUD well, together with our estimated proved reserves discussed further below, have been made available to the reserve engineers of the banks in the Company’s credit facility. The results of the semi-annual borrowing base have not been completed; however, we plan to provide an update on our revolving bank credit facility in the fourth quarter of 2010.

The following tables summarize GMXR’s estimated proved reserves as of September 30, 2010:

SEC Pricing

Estimated Proved Reserves – Q3 2010 SEC Pricing(2)

	BCFE	PV-10(1) ($ in Millions)	PV 10 % Total Proved
Proved Developed	159.4	$224.4	68.0%
Cotton Valley and Other	105.4	$136.0	41.2%
Haynesville/Bossier	54.0	$88.4	26.8%
Proved Undeveloped	282.9	$105.7	32.0%
Cotton Valley and Other	221.8	$101.2	30.6%
Haynesville/Bossier	61.1	$4.5	1.4%
Total Proved	442.3	$330.1	100%

NYMEX Strip Pricing

Estimated Proved Reserves –2 Year Average NYMEX Strip (3)

	BCFE	PV-10(1) ($ in Millions)	PV 10 % Total Proved
Proved Developed	161.1	$246.8	64.2%
Cotton Valley and Other	107.0	$149.9	39.0%
Haynesville/Bossier	54.1	$96.9	25.2%
Proved Undeveloped	297.6	$137.7	35.8%
Cotton Valley and Other	222.0	$122.4	31.8%
Haynesville/Bossier	75.6	$15.3	4.0%
Total Proved	458.7	$384.5	100%

Hedge Plus NYMEX Strip Pricing

Estimated Proved Reserves -Revenue Floors Plus 2 Year Average NYMEX Strip (4)

	BCFE	PV-10(1) ($ in Millions)	PV 10 % Total Proved
Proved Developed	161.1	$261.9	64.2%
Cotton Valley and Other	107.00	$157.4	38.6%
Haynesville/Bossier	54.1	$104.5	25.6%
Proved Undeveloped	297.6	$146.3	35.8%
Cotton Valley and Other	222.0	$122.9	30.1%
Haynesville/Bossier	75.6	$23.4	5.7%
Total Proved	458.7	$408.2	100%

(1)	PV-10 represents the present value, discounted at 10% per annum, of estimated future net revenue before income tax of the Company’s estimated proved reserves. The PV-10 value is different than the standardized measure of discounted estimated future net cash flows which is calculated after income taxes. The Company believes the PV-10 is a useful measure for evaluating the relative monetary significance of their proved reserves. Investors may use the PV-10 as a basis for comparison of the relative size and value of the Company’s reserves to its peers.
(2)	The proved reserves as of September 30, 2010 are calculated based on current SEC guidelines. The commodity prices used in the estimate were based on the 12-month unweighted arithmetic average of the first-day-of-the-month price during the period from October 2009 through September 2010. For natural gas volumes, the average Henry Hub spot price of $4.41 per million British thermal units (MMBTU) was adjusted for energy content, transportation fees, regional price differences, and system shrinkage. For crude oil, the average West Texas Intermediate posted price of $73.85 per barrel was adjusted for quality, transportation fees, and regional price differentials.

(3)	The 2 Year Average NYMEX Strip Pricing Case scenario was based on the average of the 2011 and 2012 NYMEX strip price as of September 30, 2010 for both oil and natural gas. For oil, the average of the 2011 and 2012 NYMEX price was $85.96 and was adjusted for quality, transportation fees, and regional price differentials. For natural gas volumes, the average of the 2011 and 2012 NYMEX price of $4.76 per MMBTU was adjusted for energy content, transportation fees, regional price differences, and system shrinkage.
(4)	The Revenue Floors plus 2 Year Average NYMEX Strip Pricing Case scenario was based on the average of the 2011 and 2012 NYMEX strip price as of September 30, 2010 for both oil and natural gas as listed in footnote (3). However, the average natural gas price used for 2010, 2011, and 2012 was $5.35, $5.32, and $5.61, respectively, to account for the Company’s current natural gas hedges.

Timothy L. Benton, Vice President of Geosciences, said “The use of D&M’s work in proved reserve bookings in the Haynesville-Bossier validates the potential of this layer in valuing GMXR’s east Texas acreage. D&M has extensive experience throughout the Haynesville play as well as a refined understanding of other horizontal shale plays in North America, especially as it pertains to the impact of longer lateral lengths and progressively efficient completion technologies. While the D&M numbers are lower than GMXR’s current 7.2 Bcfe guidance their work confirms prior guidance on the engineering assumptions framing our recoverable resources.”

James A. Merrill, GMXR’s Chief Financial Officer, said “We are pleased with our operating achievements for the quarter, while GMXR continues to focus on the fundamentals of cost management, production growth and reserve growth during a more challenging natural gas price environment. Our H/B Hz drilling activities are yielding better results than previously forecasted, and now DeGolyer & MacNaughton has audited our H/B Hz PDP reserve estimates. As a result, our third quarter estimates of proved reserves have increased substantially from year end 2009. This is due to the successful H/B Hz drilling program this year and the addition of H/B Hz PUD bookings using methodology supported by an initial D&M report.

“We have continued to experience relatively high completion costs and unpredictable frac dates driven by limited available equipment in our core area. However, we believe this is out of sync with current gas prices, and is driven by producers who are drilling solely to hold leases taken in 2008. As the drill to hold lease dynamic ends and natural gas focused rig counts are reduced to better align with the natural gas pricing, and service companies take delivery of additional equipment, we believe completion costs will drop and return to being more sensitive and correlated to gas prices. In the interim, we remain focused on cost control. Through our improved drilling efficiencies and other cost containment initiatives, we have reduced the completed well cost per lateral foot.”

GMXR Third Quarter Earnings and Operational Update Conference

GMXR has scheduled a conference call for November 9, 2010 at 10:00 AM CST (11:00 AM EST). The participant dial-in number is Toll free: 877-303-9132 or 408-337-0136. A replay of this call will be available after 2:00 PM EST on November 9th and can be accessed using the following number and pass code: Toll free: 800-642-1687 or 706-645-9291. Replay Pass code: 19451842.

GMXR is a ‘Pure Play’, E&P Company with operations in East Texas focused on Haynesville/Bossier (H/B) Horizontal Shale and Cotton Valley Sand (CVS) development. The Company’s 2010 production through September 30, 2010 is comprised of approximately 9% NGLs, 3% oil and 88% natural gas. The Company believes multiple resource layers across the Company’s East Texas property base provide a robust inventory for high probability, repeatable, organic growth and contain 265 net H/B Hz undrilled locations and 1,092 net CVS un-drilled locations. A substantial portion of the Company’s leased acreage is contiguous, and the Company utilizes existing infrastructure throughout this property base.

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the Company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the “Risk Factors” contained in the Company’s reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.

The SEC requires natural gas and oil companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of natural gas and oil that by analysis of geoscience and engineering data can be estimated with reasonable certainty to be economically producible from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations. In this press release, we have provided estimates of proved reserves based on SEC pricing, as well as alternative pricing methods. As indicated by these alternative pricing sensitivity estimates, estimates of reserves may change significantly based on prices as well as other factors and actual quantities that are ultimately recovered may differ substantially from these or other estimates.

GMX Resources Inc. and Subsidiaries

Consolidated Balance Sheets

(dollars in thousands, except share data)

(Unaudited)

	December 31, 2009	September 30, 2010
	(as adjusted)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,554	$4,069
Accounts receivable – interest owners	1,233	6,975
Accounts receivable – oil and natural gas revenues, net	9,340	6,242
Derivative instruments	12,252	21,978
Inventories	326	326
Prepaid expenses and deposits	4,506	5,386

Total current assets	63,211	44,976

OIL AND NATURAL GAS PROPERTIES, BASED ON THE FULL COST METHOD
Properties being amortized	756,412	859,945
Properties not subject to amortization	39,789	66,615
Less accumulated depreciation, depletion, and impairment	(464,872)	(485,857)

	331,329	440,703

PROPERTY AND EQUIPMENT, AT COST, NET	101,755	104,888
DERIVATIVE INSTRUMENTS	17,292	21,421
OTHER ASSETS	8,484	6,835

TOTAL ASSETS	$522,071	$618,823

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$19,180	$23,986
Accrued expenses	12,907	19,827
Accrued interest	3,361	2,817
Revenue distributions payable	4,434	5,871
Current maturities of long-term debt	48	48

Total current liabilities	39,930	52,549

LONG-TERM DEBT, LESS CURRENT MATURITIES	190,230	258,801
DEFERRED PREMIUMS ON DERIVATIVE INSTRUMENTS	16,299	12,751
OTHER LIABILITIES	7,151	7,335
EQUITY:
Preferred stock, par value $.001 per share, 10,000,000 shares authorized:
Series A Junior Participating Preferred Stock 25,000 shares authorized, none issued and outstanding	—	—
9.25% Series B Cumulative Preferred Stock, 3,000,000 Shares authorized, 2,000,000 shares issued and outstanding (aggregate liquidation preference $50,000,000)	2	2
Common stock, par value $.001 per share – 100,000,000 shares authorized, 31,214,968 shares issued and outstanding in 2009 and 30,903,103 shares issued and outstanding in 2010	31	31
Additional paid-in capital	522,645	527,977
Accumulated deficit	(284,745)	(281,739)
Accumulated other comprehensive income, net of taxes	8,447	19,161

Total GMX Resources’ equity	246,380	265,432
Noncontrolling interest	22,081	21,955

Total equity	268,461	287,387

TOTAL LIABILITIES AND EQUITY	$522,071	$618,823

GMX Resources Inc. And Subsidiaries

Consolidated Statements of Operations

(dollars in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
	(as adjusted)		(as adjusted)
OIL AND GAS SALES, net of gain or (loss) from ineffectiveness of derivatives of $(72), $(116), $920, and $(1,373), respectively	$23,075	$24,833	$68,737	$69,346
EXPENSES:
Lease operations	2,708	2,790	8,581	8,144
Production and severance taxes	279	(578)	(1,074)	447
Depreciation, depletion, and amortization	7,752	9,602	23,252	24,704
Impairment of oil and natural gas properties	—	—	138,078	—
General and administrative	4,811	6,652	14,580	20,057

Total expenses	15,550	18,466	183,417	53,352

Income (loss) from operations	7,525	6,367	(114,680)	15,994

NON-OPERATING INCOME (EXPENSES):
Interest expense	(4,388)	(4,794)	(12,540)	(13,678)
Interest and other income (expense)	4	(13)	40	19
Unrealized gains (losses) on derivatives	(1,454)	10	(2,827)	(103)

Total non-operating expense	(5,838)	(4,797)	(15,327)	(13,762)

Income (loss) before income taxes	1,687	1,570	(130,007)	2,232
BENEFIT (PROVISION) FOR INCOME TAXES	(3,068)	2,934	(3,594)	6,354

NET INCOME (LOSS)	(1,381)	4,504	(133,601)	8,586
Net income attributable to noncontrolling interest	—	(1,180)	—	(2,111)

NET INCOME (LOSS) ATTRIBUTABLE TO GMX RESOURCES	(1,381)	3,324	(133,601)	6,475
Preferred stock dividends	(1,156)	(1,156)	(3,469)	(3,469)

NET INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$(2,537)	$2,168	$(137,070)	$3,006

EARNINGS (LOSS) PER SHARE – Basic	$(0.12)	$0.08	$(7.52)	$0.11

EARNINGS (LOSS) PER SHARE – Diluted	$(0.12)	$0.08	$(7.52)	$0.11

WEIGHTED AVERAGE COMMON SHARES – Basic	21,122,331	28,256,684	18,235,889	28,180,741

WEIGHTED AVERAGE COMMON SHARES – Diluted	21,122,331	28,267,781	18,235,889	28,249,495

GMX Resources Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(dollars in thousands)

(Unaudited)

	Nine Months Ended September 30,
	2009	2010
	(as adjusted)
CASH FLOWS DUE TO OPERATING ACTIVITIES
Net income (loss)	$(133,601)	$8,586
Depreciation, depletion, and amortization	23,252	24,704
Impairment and other writedowns	138,078	—
Deferred income taxes	3,594	(6,324)
Non-cash compensation expense	3,658	4,660
Non-cash interest expense	3,847	6,902
Unrealized losses on derivatives	2,392	1,476
Decrease (increase) in:
Accounts receivable	1,378	(2,643)
Inventory and prepaid expenses	290	(1,891)
Increase (decrease) in:
Accounts payable and accrued liabilities	207	5,668
Revenue distributions payable	(1,686)	(166)

Net cash provided by operating activities	41,409	40,972

CASH FLOWS DUE TO INVESTING ACTIVITIES
Purchase of oil and natural gas properties	(122,469)	(129,877)
Proceeds from sale of oil and natural gas properties	—	5,522
Purchase of property and equipment	(25,514)	(8,684)
Proceeds from sale of property and equipment	—	1,354

Net cash used in investing activities	(147,983)	(131,685)

CASH FLOW DUE TO FINANCING ACTIVITIES
Advances on borrowings	99,000	65,000
Payments on debt	(55,069)	(68)
Proceeds from sale of common stock	65,264	—
Dividends paid on Series B preferred stock	(2,313)	(3,469)
Fees paid related to financing activities	(2,832)	—
Contributions from non-controlling interest holders		1,165
Distributions from non-controlling interest holders	—	(3,400)

Net cash provided by financing activities	104,050	59,228

NET DECREASE IN CASH	(2,524)	(31,485)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,716	35,554

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,192	$4,069

SUPPLEMENTAL CASH FLOW DISCLOSURE
CASH PAID DURING THE PERIOD FOR:
INTEREST, Net of amounts capitalized	$5,283	$9,177
INCOME TAXES, Paid (Received)	$—	$(30)

GMX Resources Inc. and Subsidiaries

Non-GAAP Supplemental Information - Discretionary Cash Flows (1)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
	(as adjusted) (2)		(as adjusted) (2)
	(In thousands)

Net Income (Loss)	$(1,381)	$4,504	$(133,601)	$8,586

Non cash charges:
Depreciation, depletion, and amortization	7,752	9,602	23,252	24,704
Impairment of oil and natural gas properties and property and equipment	—	—	138,078	—
Deferred income taxes	3,068	(2,934)	3,594	(6,324)
Non cash compensation expense	1,376	1,115	3,658	4,660
Other	2,909	2,462	6,239	8,378

Preferred stock dividends	—	(1,156)	(2,313)	(3,469)

Net income attributable to noncontrolling interest	—	(1,180)	—	(2,111)

Non-GAAP discretionary cash flow	$13,724	$12,413	$38,907	$34,424

Reconciliation of GAAP “Net cash provided by operating activities” to Non-GAAP “discretionary cash flow”

Net cash provided by operating activities	$20,831	$18,502	$41,409	$40,972

Adjustments:
Changes in operating assets and liabilities	(7,107)	(3,753)	(189)	(968)
Preferred stock dividends	—	(1,156)	(2,313)	(3,469)

Net income attributable to noncontrolling interest	—	(1,180)	—	(2,111)

Non-GAAP discretionary cash flow	$13,724	$12,413	$38,907	$34,424

(1)	Discretionary cash flow represents net cash provided by operating activities before changes in assets and liabilities less preferred dividends and net income attributable to noncontrolling interests. Discretionary cash flow is presented because management believes it is a useful financial measure in addition to net cash provided by operating activities under accounting principles generally accepted in the United States (GAAP). Management believes that discretionary cash flow is widely accepted as a financial indicator of an oil and gas company’s ability to generate cash which is used to internally fund exploration and development activities. Discretionary cash flow is widely used by professional research analysts and investors in the comparison, valuation, rating and investment recommendations of companies within the oil and gas exploration and production industry. Discretionary cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing, or financing activities as an indicator of cash flows, or as a measure of liquidity, or as an alternative to net income.
(2)	Adjusted for retrospective application of FASB ASU 2009-15 “Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing,” now codified under FASB ASC Topic 470 “Debt”.

GMX Resources Inc. and Subsidiaries

Non-GAAP Reconciliations – Adjusted EBITDA (1)

Reconciliation of GAAP “Net Income” to Non-GAAP Adjusted EBITDA	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2010	2009	2010
(Dollars in Thousands)

Net Income (Loss)	$(1,381)	$4,504	$(133,601)	$8,586

Adjustments

Depreciation, depletion, and amortization	7,752	9,602	23,252	24,704

Certain non-cash expenses(2)	2,902	587	6,052	4,346

Impairment and other writedowns	—	—	138,078	—

Income taxes	3,068	(2,934)	3,594	(6,354)

Interest expense	4,388	4,794	12,540	13,678

Adjusted EBITDA	$16,729	$16,553	$49,915	$44,960

(1)

Adjusted EBITDA represents earnings before interest, taxes, depletion, depreciation & amortization and includes non-cash compensation, hedging and derivative activities and other expenses per the Company’s revolving bank credit facility. Adjusted EBITDA is presented as a supplemental financial measurement in the evaluation of our business. We believe that it provides additional information regarding our ability to meet our future debt service, capital expenditures and working capital requirements. This measure is widely used by investors in the valuation, comparison and investment recommendations of companies. Adjusted EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders pursuant to our revolving bank credit facility and is used in the financial covenants in our revolving bank credit facility. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income, income from operations, or cash flow provided by operating activities prepared in accordance with GAAP.

(2)	Amount above includes non-cash compensation, hedging and derivative activity and other expenses per the Company’s revolving bank credit agreement.